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                                                                     EXHIBIT 4.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            ATMOS ENERGY CORPORATION
                            (AS OF FEBRUARY 10, 1999)

                                   ARTICLE ONE

      Atmos Energy Corporation, pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, adopted Restated Articles of Incorporation, which accurately copied the Articles of Incorporation and all amendments thereto that were in effect to date and such Restated Articles of Incorporation contained no change in any provision thereof.

                                   ARTICLE TWO

      Such Restated Articles of Incorporation were adopted by resolution of the board of directors of the corporation on the 8th day of November, 1989.

                                  ARTICLE THREE

      The Restated Articles of Incorporation have been further amended pursuant to (i) that certain Plan of Merger by and between Atmos Energy Corporation and United Cities Gas Company, an Illinois and Virginia corporation and, (ii) a vote of the shareholders on February 10, 1999 to increase the total number of authorized shares. The Articles of Incorporation and all amendments and supplements thereto as superseded by the Restated Articles of Incorporation and as further amended pursuant to the Plan of Merger are as follows:

                                   ARTICLE I.

      The name of the corporation shall be Atmos Energy Corporation (the "Corporation").

                                   ARTICLE II.

      The purposes for which the Corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act, including, but not limited to, the transportation and distribution of natural gas by pipeline as a public utility, except that with respect to the Commonwealth of Virginia, the Corporation may only conduct such business as is permitted to be conducted by a public service company engaged in the transportation and distribution of natural gas by pipeline.

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                                  ARTICLE III.

      The Corporation is incorporated in the State of Texas and the Commonwealth of Virginia. The post office address of the registered office of this Corporation in the State of Texas is Three Lincoln Centre, Suite 1800, 5430 LBJ Freeway, Dallas, Texas 75240, and the registered agent for service of this Corporation at the same address is Glen A. Blanscet. The post office address of the registered office of this Corporation in the Commonwealth of Virginia is Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074, and the registered agent for service of this Corporation at the same address is Allen C. Goolsby, III, such registered agent being a resident of the Commonwealth of Virginia and a member of the Virginia State Bar.

                                   ARTICLE IV.

      The period of the Corporation's duration shall be perpetual.

                                   ARTICLE V.

      The Corporation shall not commence business until it has received for the shares consideration of the value of One Thousand Dollars ($1,000) consisting of money, labor done or property actually received.

                                   ARTICLE VI.

      1. Number of Directors. The number of directors constituting the present board of directors is thirteen (13); however, thereafter the number of directors constituting the Board of Directors shall be fixed by the Bylaws of the Corporation. No director shall be removed during his term of office except for cause and by the affirmative vote of the holders of seventy-five percent (75%) of the shares then entitled to vote at an election of directors. The names and addresses of the persons who are to serve as directors until the next annual meeting of the shareholders or until their successors are duly elected and qualified are as follows:

Name                                            Address
----                                            -------
Travis W. Bain II                       2001 Coit Road
                                        Suite 130
                                        Plano, TX 75075

Robert W. Best                          Three Lincoln Centre
                                        Suite 1800
                                        5430 LBJ Freeway
                                        Dallas, Texas 75240

Dan Busbee                              2200 Ross Avenue
                                        Suite 2200
                                        Dallas, TX 75201

Richard W. Cardin                       107 Sheffield Court
                                        Nashville, TN 37215

Thomas J. Garland                       Tusculum College
                                        McCormick Hall, 1st Floor
                                        Greeneville, TN 37743

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
Gene C. Koonce                          5300 Maryland Way
                                        Brentwood, TN 37027

Vincent Lewis                           Meadows Office Complex
                                        301 Route #17, North
                                        Rutherford, NJ 07070

Thomas C. Meredith                      Western Kentucky University
                                        Bowling Green, KY  42101

Phillip E. Nichol                       301 Commerce
                                        Suite 2800
                                        Ft. Worth, TX 76102

Carl S. Quinn                           14 East 75th Street, #8B
                                        New York, NY 10021

Lee E. Schlessman                       1301 Pennsylvania Street
                                        Penn Center
                                        Suite 800
                                        Denver, CO  80203

Charles K. Vaughan                      Three Lincoln Centre
                                        Suite 1800
                                        5430 LBJ Freeway
                                        Dallas, TX 75240

Richard Ware II                         Plaza One/Box One
                                        Amarillo, TX  79105

      2. Election and Term. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Directors shall be elected by a majority vote of the shares of the Common Stock entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected by the shareholders to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

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                                  ARTICLE VII.

      1. Capitalization.

   The aggregate number of shares which the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares of Common Stock having no par value.

      2. Designation and Statement of Preferences, Limitations and Relative Rights of Common Stock.

      2.01 Subject to the provisions of law, including the Texas Business Corporation Act and the Virginia Stock Corporation Act and to the conditions set forth in any law, including resolution of the Board of Directors of the Corporation, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

      2.02 The holders of the Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes. In the exercise of its voting power, the Common Stock shall be entitled to one vote for each share held.

      3. Provisions Applicable to All Classes of Stock.

      3.01 Subject to applicable law, the Board of Directors may in its discretion issue from time to time authorized but unissued shares for such consideration as it may determine. The shareholders shall have no pre-emptive rights, as such holders, to purchase any shares or securities of any class which may at any time be sold or offered for sale by the Corporation.

      3.02 At each election for directors every shareholder entitled to vote at any meeting shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected. Cumulative voting of shares of stock in the election of directors or otherwise is hereby expressly prohibited.

      3.03 The Corporation shall be entitled to treat the person in whose name any share or other security is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such shares or other security on the part of any other person, whether or not the Corporation shall have notice thereof.

      4. Provisions Applicable to Certain Business Combinations.

      4.01 The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of "Voting Stock" (as hereinafter defined) held by stockholders other than a "Substantial Shareholder" (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the Corporation with any Substantial Shareholder; provided, however, that the seventy-five percent (75%) voting requirement shall not be applicable if either:

            (i) The "Continuing Directors" (as hereinafter defined) of the Corporation by the affirmative vote of at least a majority (a) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Substantial Shareholder to become a Substantial Shareholder, or (b) have expressly approved such Business Combination either in advance

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      of or subsequent to such Substantial Shareholder's having become a
      Substantial Shareholder; or

            (ii) The cash or fair market value (as determined by at least a majority of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the "Highest Per Share Price" or the "Highest Equivalent Price" (as these terms are hereinafter defined) paid by the Substantial Shareholder in acquiring any of its holdings of the Corporation's Voting Stock.

      4.02 For purposes of this paragraph 4 of Article VII:

            (i) The term "Business Combination" shall include, without limitation, (a) any merger or consolidation of the Corporation, or any entity controlled by or under common control with the Corporation, with or into any Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, (b) any merger or consolidation of a Substantial Shareholder, or any entity controlled by or under common control with the Corporation, (c) any sale, lease, exchange, transfer or other disposition of all or substantially all of the property and assets of the Corporation, or any entity controlled by or under common control with the Corporation, to a Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder,
      (d) any purchase, lease, exchange, transfer or other acquisition of all or substantially all of the property and assets of a Substantial Shareholder or any entity controlled by or under common control with the Corporation,
      (e) any recapitalization of the Corporation that would have the effect of increasing the voting power of a Substantial Shareholder, and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

            (ii) The term "Substantial Shareholder" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as those terms are defined in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect at the date of the adoption hereof), "Beneficially Owns" (as defined in Rule 13d-3 of the Exchange Act) an aggregate of 10 percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

            (iii) Without limitation, any share of Voting Stock of the Corporation that any Substantial Shareholder has the right to acquire at any time (notwithstanding that Rule 13d-3 of the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Substantial Shareholder and to be outstanding for purposes of clause (ii) above.

            (iv) For the purposes of subparagraph 4.01(ii) of this paragraph 4 of Article VII, the term "other consideration to be received" shall include,

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      without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Substantial Shareholders or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

            (v) The term "Voting Stock" shall mean all of the outstanding shares of Common Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proposition of the votes entitled to be cast by such shares.

            (vi) The term "Continuing Director" shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Substantial Shareholder involved in a Business Combination became a Substantial Shareholder.

            (vii) A Substantial Shareholder shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Substantial Shareholder became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Substantial Shareholder under the foregoing definition of Substantial Shareholder, if the price is paid by such Substantial Shareholder for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Substantial Shareholder became the Beneficial Owner thereof.

            (viii) The terms "Highest Per Share Price" and "Highest Equivalent Price" as used in this paragraph 4 of Article VII shall mean the highest price that can be determined to have been paid at any time by the Substantial Shareholder for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Corporation the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent to the highest price that can be determined to have been paid at any time by the Substantial Shareholder for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by the Substantial Shareholder shall be taken into account regardless of whether the shares were purchased before or after the Substantial Shareholder became a Substantial Shareholder. The Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by the Substantial Shareholder with respect to the shares of capital stock of the Corporation acquired by the Substantial Shareholder. In the case of any Business Combination with a Substantial Shareholder, the Continuing Directors shall determine the Highest Per Share Price or the Highest Equivalent Price for each class and series of the capital stock of the Corporation.

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

      4.03 The provisions set forth in this paragraph 4 of Article VII may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of Voting Stock (as defined in this Article VII) of the Corporation at a meeting of the shareholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is a Substantial Shareholder (as defined in this Article
VII), such action must also be approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of Voting Stock held by the shareholders other than the Substantial Shareholder.

                                  ARTICLE VIII.

      The power to alter, amend or repeal the Corporation's bylaws, and to adopt new bylaws, is hereby vested in the Board of Directors, subject, however, to repeal or change by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares entitled to vote thereon.

                                   ARTICLE IX.

      The Corporation shall indemnify, to the fullest extent permitted by law, any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, by reason of the fact that such person is or was a director or officer of the Corporation, or, while such person was a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorney's fees) actually incurred by such person in connection with such action, suit, or proceeding. In addition to the foregoing, the Corporation shall, upon request of any such person described above and to the fullest extent permitted by law, pay or reimburse the reasonable expenses incurred by such person in any action, suit, or proceeding described above in advance of the final disposition of such action, suit, or proceeding.

                                   ARTICLE X.

      No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except for liability for (i) a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the laws of the State of Texas or the Commonwealth of Virginia are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director of the Corporation, then the liability of a director of the Corporation shall thereupon automatically be eliminated or limited to the fullest extent permitted by the laws of the State of Texas and the Commonwealth of Virginia. Any repeal or modification of this Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to such events or circumstances occurring or existing prior to such time.

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